Exhibit 99.1

BearingPoint

NEWS RELEASE

BearingPoint, Inc. Announces Planned Private Offering

McLean, VA, April 20, 2005—Bearing Point, Inc. (NYSE:BE) today announced that it is planning a private offering of $250 million in aggregate principal amount of Series C Convertible Subordinated Debentures (the “Series C Debentures”) to accredited investors that are also qualified institutional buyers. The Company intends to use the net proceeds from the offering to collateralize and/or replace letters of credit under its existing credit facility (which may involve terminating the credit facility), to support letters of credit or surety bonds otherwise in respect to its state and local business, to pay related expenses of the offering, and for general corporate purposes.

The Series C Debentures will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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This press release contains forward-looking statements relating to our business and its financing plans. Words such as “intends” or “planning” are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. There is no assurance that the above offering will be completed or completed as described above. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.